Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
ABM Industries Incorporated:
We consent to the incorporation by reference in the registration statements listed below of ABM Industries Incorporated of our report dated December 22, 2008, with respect to the consolidated balance sheets of ABM Industries Incorporated and subsidiaries (the Company) as of October 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended October 31, 2008, and the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of October 31, 2008, which report appears in the October 31, 2008 annual report on Form 10-K of ABM Industries Incorporated.

Registration No.	Form	Plan
333-78423	S-8	“Age-Vested” Career Stock Option Plan
333-78421	S-8	“Time-Vested” Incentive Stock Option Plan
333-48857	S-8	1996 Price-Vested Performance Stock Option Plan
333-85390	S-8	2002 Price-Vested Performance Stock Option Plan
333-116487	S-8	2004 Employee Stock Purchase Plan
333-137241	S-8	2006 Equity Incentive Plan
Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R), effective October 31, 2007.

/s/ KPMG LLP
KPMG LLP
New York, New York
December 22, 2008